Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2016 SECOND QUARTER SALES INCREASE OF 14.8%

New York, New York, July 25, 2016: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended June 30, 2016, net sales increased 14.8% to $117.2 million as compared to $102.0 million for the corresponding period of the prior year. At comparable foreign currency exchange rates, consolidated second quarter net sales increased 14.2%. Inter Parfums plans to issue results for the 2016 second quarter on or about August 9, 2016.

Net Sales:

	Three months ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
	($ in millions)

European based product sales	$88.6	$77.1	14.8%	$180.7	$163.9	10.3%
United States based product sales	28.6	24.9	14.8%	48.0	47.4	1.3%
	$117.2	$102.0	14.8%	$228.7	$211.3	8.2%

Discussing European based operations Jean Madar, Chairman & CEO of Inter Parfums stated, “The growth in sales reflects the exceptional performance of Montblanc and Jimmy Choo fragrances and the successful integration of Rochas fragrances, acquired in 2015. Contributing to the 32% second quarter increase in Montblanc brand sales was the very promising launch of the Legend Spirit line and the continued popularity of the original Legend line. Jimmy Choo fragrance sales rose 43%, due in great part to the ongoing roll-out of Illicit, our third women's line which debuted last year and the steady performance of the Jimmy Choo Man line. Rochas fragrance sales have been strong in Spain and France, the brand’s most established markets, thanks to legacy scents, Eau de Rochas and Rochas Man. Of our larger brands, only Lanvin fragrance sales declined due primarily to the economic slowdown in its two flagship markets, Russia and China. With the fall launch of a new Lanvin scent, we are looking to revitalize brand sales.”

On the subject of U.S. based operations, Mr. Madar continued, “International distribution of our first new Abercrombie & Fitch men’s scent, First Instinct, and the Hollister duo, Wave, were major contributors to our top line growth. In the second half, distribution of these new scents will continue to roll out to additional International markets. Dunhill has been a consistent top performing brand and this reporting period is no exception, with comparable quarter sales up 23%, which was achieved in the absence of a new product launch.”

Concluding, Mr. Madar noted, “We have a number of launches coming in the second half, most notably, our first ever Coach scent. In mid-September it will enter 3,000 U.S. doors and should be available in 20,000 doors worldwide by the end of 2017.”

2016 Guidance

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, “We are still on track to achieve 2016 net sales of between $500 million to $510 million. As previously reported, our 2016 results include the effect of a pending settlement of a $1.9 million tax assessment with the French Tax Authorities. Excluding the impact of the nonrecurring tax settlement, net income attributable to Inter Parfums, Inc. is expected to be in the range of $1.05 and $1.10 per diluted share. Inclusive of the tax settlement, net income attributable to Inter Parfums, Inc. is expected to come in between $1.01 and $1.06 per diluted share.” Guidance assumes the dollar remains at current levels.

Inter Parfums, Inc. News Release July 25, 2016	Page 2

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2015 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com